                                 CHAMBERS RIDGE
                                5069 STACEY DRIVE
                            HARRISBURG, PENNSYLVANIA


                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF JUNE 1, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]
                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: CHAMBERS RIDGE
    5069 STACEY DRIVE
    HARRISBURG, DAUPHIN COUNTY, PENNSYLVANIA

In accordance with your authorization, we have completed the appraisal of the above- referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 324 units with a total of 314,024 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 25.34 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 89% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective June 1, 2003 is:

                                  ($15,500,000)

                              Respectfully submitted,
                              AMERICAN APPRAISAL ASSOCIATES, INC.


                              /s/ Frank Fehribach
July 16, 2003                 Frank Fehribach, MAI
#053272                       Managing Principal, Real Estate Group
                              Pennsylvania Certified General Appraiser #GA003334

Report By:
Brian Johnson, MAI
Pennsylvania Certified General Appraiser #GA003334

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.........................................................     4
Introduction..............................................................     9
Area Analysis.............................................................    11
Market Analysis...........................................................    14
Site Analysis.............................................................    15
Improvement Analysis......................................................    15
Highest and Best Use......................................................    16

                                   VALUATION

Valuation Procedure.......................................................    17
Sales Comparison Approach.................................................    19
Income Capitalization Approach............................................    25
Reconciliation and Conclusion.............................................    36

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Chambers Ridge
LOCATION:                          5069 Stacey Drive
                                   Harrisburg, Pennsylvania

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     June 1, 2003
DATE OF REPORT:                    July 16, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                            25.34 acres, or 1,103,810 square feet
  Assessor Parcel No.:             63072051
  Floodplain:                      Community Panel No. 420398 0010B (February 3,
                                   1982)
                                   Flood Zone C, an area outside the floodplain.
  Zoning:                          R-S (Residential- Single Family)

BUILDING:
  No. of Units:                    324 Units
  Total NRA:                       314,024 Square Feet
  Average Unit Size:               969 Square Feet
  Apartment Density:               12.8 units per acre
  Year Built:                      1974

UNIT MIX AND MARKET RENT:

                                       GROSS RENTAL INCOME PROJECTION
--------------------------------------------------------------------------------------
                                           Market Rent
                            Square     -------------------     Monthly        Annual
      Unit Type              Feet      Per Unit     Per SF      Income        Income
      ---------              ----      --------     ------      ------        ------
1Br/1Ba - (1A10)               650       $ 580      $ 0.89     $ 30,160     $  361,920
1Br/1Ba - (1B10)               768       $ 640      $ 0.83     $ 38,400     $  460,800
2Br/1.5Ba - (2A15)           1,023       $ 675      $ 0.66     $ 62,100     $  745,200
2Br/2Ba - (2A20)             1,008       $ 700      $ 0.69     $ 25,200     $  302,400
2Br/2Ba - (2B20)             1,235       $ 790      $ 0.64     $ 18,960     $  227,520
3Br/2Ba - (2C20aka3C20)      1,235       $ 825      $ 0.67     $ 49,500     $  594,000
                                                               -----------------------
                                                     Total     $224,320     $2,691,840
                                                               =======================

OCCUPANCY:             89%
ECONOMIC LIFE:         45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

EFFECTIVE AGE:              13 Years
REMAINING ECONOMIC LIFE:    32 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

                [PICTURE]                                 [PICTURE]
     ENTRANCE VIEW OF SUBJECT PROPERTY                  EXTERIOR VIEW

                                    AREA MAP

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                                NEIGHBORHOOD MAP

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:
      As Vacant:              Hold for future multi-family development
      As Improved:            Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                  Amount               $/Unit
                                                  ------               ------
DIRECT CAPITALIZATION
Potential Rental Income                     $        2,691,840        $ 8,308
Effective Gross Income                      $        2,627,774        $ 8,110
Operating Expenses                          $        1,166,407        $ 3,600            44.4% of EGI
Net Operating Income:                       $        1,380,368        $ 4,260

Capitalization Rate                                       9.00%
DIRECT CAPITALIZATION VALUE                 $       15,300,000 *      $47,222 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                        10 years
2002 Economic Vacancy                                        9%
Stabilized Vacancy & Collection Loss:                        9%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                             10.00%
Discount Rate                                            11.50%
Selling Costs                                             2.00%
Growth Rates:
  Income                                                  3.00%
  Expenses:                                               3.00%
DISCOUNTED CASH FLOW VALUE                         $15,600,000 *      $48,148 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE      $       15,500,000        $47,840 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)        $31,303 to $61,000
  Range of Sales $/Unit (Adjusted)          $48,833 to $63,135
VALUE INDICATION - PRICE PER UNIT           $       16,800,000 *      $51,852 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales              4.76 to 5.25
  Selected EGIM for Subject                               6.00
  Subject's Projected EGI                   $        2,627,774
EGIM ANALYSIS CONCLUSION                    $       15,800,000 *      $48,765 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION            $       15,600,000 *      $48,148 / UNIT

RECONCILED SALES COMPARISON VALUE           $       16,000,000        $49,383 / UNIT

_______________________

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                            $ 16,800,000
  NOI Per Unit                              $ 15,600,000
  EGIM Multiplier                           $ 15,800,000
INDICATED VALUE BY SALES COMPARISON         $ 16,000,000      $49,383 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:             $ 15,300,000
  Discounted Cash Flow Method:              $ 15,600,000
INDICATED VALUE BY THE INCOME APPROACH      $ 15,500,000      $47,840 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:        $ 15,500,000      $47,840 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 5069 Stacey Drive, Harrisburg, Dauphin County, Pennsylvania. Harrisburg identifies it as 63072051.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Brian Johnson, MAI on June 1, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Brian Johnson, MAI performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Brian Johnson, MAI have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of June 1, 2003. The date of the report is July 16, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:   6 to 12 months
       EXPOSURE PERIOD:    6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Angeles Partners XII Assoc. Limited Partnership. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Harrisburg, Pennsylvania. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Shady Drive
West   - Cordial Lane
South  - State Highway 441
North  - Hill Road

MAJOR EMPLOYERS

Major employers in the subject's area include State of Pennsylvania, healthcare, and Hershey Candy. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                            NEIGHBORHOOD DEMOGRAPHICS
-------------------------------------------------------------------------------------------
                                                       AREA
                                 ------------------------------------------------
         CATEGORY                1-Mi. RADIUS      3-Mi. RADIUS      5-Mi. RADIUS       MSA
         --------                ------------      ------------      ------------       ---
POPULATION TRENDS
Current Population                   2,588             48,210           141,139       635,193
5-Year Population                    2,427             50,524           144,327       651,859
% Change CY-5Y                        -6.2%               4.8%              2.3%          2.6%
Annual Change CY-5Y                   -1.2%               1.0%              0.5%          0.5%

HOUSEHOLDS
Current Households                   1,155             19,493            58,384       253,005
5-Year Projected Households          1,108             20,511            60,245       264,114
% Change CY - 5Y                      -4.1%               5.2%              3.2%          4.4%
Annual Change CY-5Y                   -0.8%               1.0%              0.6%          0.9%

INCOME TRENDS
Median Household Income            $40,503            $38,886           $37,162       $42,459
Per Capita Income                  $22,738            $21,061           $21,246       $22,498
Average Household Income           $54,212            $52,180           $51,416       $56,483

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.


                                 HOUSING TRENDS
----------------------------------------------------------------------------------------------
                                                       AREA
                                -------------------------------------------------
        CATEGORY                1-Mi. RADIUS      3-Mi. RADIUS       5-Mi. RADIUS         MSA
        --------                ------------      ------------       ------------         ---
HOUSING TRENDS
% of Households Renting             32.74%           29.77%              35.64%         27.57%
5-Year Projected % Renting          32.08%           29.49%              35.20%         27.05%

% of Households Owning              63.48%           65.65%              57.51%         66.10%
5-Year Projected % Owning           63.92%           66.16%              58.21%         66.89%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Single family detached housing
South - Farmland/open land
East  - Farmland/open land
West  - Single family detached housing

CONCLUSIONS

The subject is well located within the city of Harrisburg. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                                 MARKET ANALYSIS

The subject property is located in the city of Harrisburg in Dauphin County. The overall pace of development in the subject's market is more or less stable. There has been no development of apartment complexes over the recent past.

Occupancy trends in the subject's market are increasing. Historically speaking, the subject's submarket has equated the overall market.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.



                   HISTORICAL AVERAGE RENT
-------------------------------------------------------------
Period         Region      % Change     Submarket    % Change
------         ------      --------     ---------    --------
 4Q01          $ 754            -         $ 754           -
 1Q02          $ 789          4.6%        $ 789         4.6%
 2Q02          $ 767         -2.8%        $ 767        -2.8%
 3Q02          $ 801          4.4%        $ 801         4.4%
 4Q02          $ 815          1.7%        $ 815         1.7%
 1Q03          $ 807         -1.0%        $ 807        -1.0%

The following table illustrates a summary of the subject's competitive set.


                                             COMPETITIVE PROPERTIES
-----------------------------------------------------------------------------------------------------------------------
  No.             Property Name                 Units      Ocpy.      Year Built            Proximity to subject
  ---             -------------                 -----      -----      ----------            --------------------
 R-1          Williamsburg Estates               252+       90%          1978         Four miles north of the subject
 R-2          Camelot Village                    256        97%          1974         Five miles north of the subject
 R-3          Twins lakes Manor Apartments       360        92%          1974         Three miles north of the subject
 R-4          Pennswood                          Unk.       93%          1975         Four miles north of the subject
Subject       Chambers Ridge                     324        89%          1974

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 15
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

   Site Area                  25.34 acres, or 1,103,810 square feet
   Shape                      Irregular
   Topography                 Rolling
   Utilities                  All necessary utilities are available to the site.
   Soil Conditions            Stable
   Easements Affecting Site   None other than typical utility easements
   Overall Site Appeal        Good
   Flood Zone:
     Community Panel          420398 0010B, dated February 3, 1982
     Flood Zone               Zone C
   Zoning                     R-S, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                              ASSESSED VALUE - 2002/2003
                    ---------------------------------------------       TAX RATE /       PROPERTY
PARCEL NUMBER           LAND          BUILDING           TOTAL           MILL RATE         TAXES
-------------           ----          --------           -----           ---------         -----
63072051            $1,500,500       $8,759,700       $10,260,200       0.01887          $193,633

IMPROVEMENT ANALYSIS

 Year Built                1974
 Number of Units           324
 Net Rentable Area         314,024 Square Feet
 Construction:
  Foundation               Reinforced concrete slab
  Frame                    Reinforced concrete block
  Exterior Walls           Wood or vinyl siding
  Roof                     Composition shingle over a wood truss structure
 Project Amenities         Amenities at the subject include a swimming pool,
                           basketball court, tennis court, gym room, meeting hall, laundry room, business office, and parking area.

  Unit Amenities           Individual unit amenities include a garage, balcony,
                           fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer, and oven. The washer and dryer

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                           hookup is not available in all the units. A breakdown of the number of units with the hookup was not available.

Unit Mix:

                                                   Unit Area
Unit Type                    Number of Units       (Sq. Ft.)
---------                    ---------------       ---------
1Br/1Ba - (1A10)                   52                  650
1Br/1Ba - (1B10)                   60                  768
2Br/1.5Ba - (2A15)                 92                1,023
2Br/2Ba - (2A20)                   36                1,008
2Br/2Ba - (2B20)                   24                1,235
3Br/2Ba - (2C20aka3C20)            60                1,235

Overall Condition            Average
Effective Age                13 years
Economic Life                45 years
Remaining Economic Life      32 years
Deferred Maintenance         None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 324-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 17
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 19
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

SUMMARY OF COMPARABLE SALES - IMPROVED

                                                                               COMPARABLE                       COMPARABLE
         DESCRIPTION                           SUBJECT                           I - 1                             I - 2
         -----------                           -------                         ----------                       ----------
  Property Name                   Chambers Ridge                   Brook at Colonial Park             Trexler Park Apartments
LOCATION:
  Address                         5069 Stacey Drive                4212 Williamsburg Drive            5600 Tilghman Street

  City, State                     Harrisburg, Pennsylvania         Lower Paxton Township              Allentown
  County                          Dauphin                          Dauphin                            Lehigh
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          314,024                          514,808                            238,786
  Year Built                      1974                             1966                               1970
  Number of Units                 324                              626                                249
  Unit Mix:                                Type             Total      Type                    Total    Type                 Total
                                  1Br/1Ba - (1A10)            52   1Br/1Ba                      282   1Br/1Ba                  2
                                  1Br/1Ba - (1B10)            60   2Br/1-1.5 Ba                 336   2Br/2Ba                 74
                                  2Br/1.5Ba - (2A15)          92   3Br/1.5Ba                      8   3Br/2Ba                161
                                  2Br/2Ba - (2A20)            36                                      Studio                  12
                                  2Br/2Ba - (2B20)            24
                                  3Br/2Ba - (2C20aka3C20)     60

  Average Unit Size (SF)          969                              822                                959
  Land Area (Acre)                25.3400                          38.8500                            11.0900
  Density (Units/Acre)            12.8                             16.1                               22.5
  Parking Ratio (Spaces/Unit)     1.39                             2.00                               2.00
  Parking Type (Gr., Cov., etc.)  Open                             Open, Covered                      Open, Covered
CONDITION:                        Average                          Average                            Very Good
APPEAL:                           Average                          Average                            Very Good
AMENITIES:
  Pool/Spa                        Yes/No                           Yes/No                             Yes/No
  Gym Room                        Yes                              Yes                                No
  Laundry Room                    Yes                              Yes                                Yes
  Secured Parking                 No                               No                                 No
  Sport Courts                    Yes                              Yes                                Yes
  Washer/Dryer Connection         Yes                              Yes                                Yes

OCCUPANCY:                        89%                              88%                                99%
TRANSACTION DATA:
  Sale Date                                                        June, 2000                         March, 2000
  Sale Price ($)                                                   $20,200,000                        $15,189,000
  Grantor                                                          Town and Country Trust             Gateside Trexler Company
  Grantee                                                          Brook, LP                          Home Properties
  Sale Documentation                                               Book 3703, Page53                  Not Available
  Verification                                                     Broker, CB Commercial              Broker, Insignia
  Telephone Number                                                 Confidential                       Confidential
ESTIMATED PRO-FORMA:                                                 Total $    $/Unit         $/SF    Total $    $/Unit     $/SF
                                                                   ----------   ------         -----  ----------  ------     -----
  Potential Gross Income                                           $4,158,302   $6,643         $8.08  $        0  $    0     $0.00
  Vacancy/Credit Loss                                              $  207,915   $  332         $0.40  $        0  $    0     $0.00
                                                                   ----------   ------         -----  ----------  ------     -----
  Effective Gross Income                                           $3,950,387   $6,311         $7.67  $        0  $    0     $0.00
  Operating Expenses                                               $1,895,229   $3,028         $3.68  $        0  $    0     $0.00
                                                                   ----------   ------         -----  ----------  ------     -----
  Net Operating Income                                             $2,055,158   $3,283         $3.99  $1,291,065  $5,185     $5.41
                                                                   ----------   ------         -----  ----------  ------     -----
NOTES:                                                             The broker reported that the       Purchase price reflects an
                                                                   buyer spent $2,000,000 on capital  allocation; purchase was part improvement; the total acquisition of a portfolio transaction.
                                                                   price was $22
  PRICE PER UNIT                                                                $32,268                           $61,000
  PRICE PER SQUARE FOOT                                                         $ 39.24                           $ 63.61
  EXPENSE RATIO                                                                    48.0%                            N/A
  EGIM                                                                             5.11                             N/A
  OVERALL CAP RATE                                                                10.17%                             8.50%
  Cap Rate based on Pro Forma
   or Actual Income?                                                             ACTUAL                           ACTUAL

                                             COMPARABLE                            COMPARABLE
         DESCRIPTION                           I - 3                                 I - 4
         -----------                         ----------                            ----------
  Property Name                   Edgemont Terrace                   Union Deposit
LOCATION:
  Address                         1515 Hill Road                     1008 Eagle Crest Court

  City, State                     Reading                            Lower Paxton
  County                          Berks                              Dauphin
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          0                                  274,098
  Year Built                      1965                               1975
  Number of Units                 84                                 468
  Unit Mix:                        Type                      Total    Type                       Total
                                  1Br/1Ba                            1Br/1Ba                      223
                                  2Br/2Ba                            2Br/2Ba                      245
                                  3Br/2Ba
                                  Studio

  Average Unit Size (SF)          0                                  586
  Land Area (Acre)                4.5970                             21.1300
  Density (Units/Acre)            18.3                               22.1
  Parking Ratio (Spaces/Unit)     1.90                               2.00
  Parking Type (Gr., Cov., etc.)  Open                               Garage, Open, Covered
CONDITION:                        Good                               Average
APPEAL:                           Average                            Average
AMENITIES:
  Pool/Spa                        No/No                              Yes/Yes
  Gym Room                        No                                 Yes
  Laundry Room                    Yes                                Yes
  Secured Parking                 No                                 No
  Sport Courts                    No                                 Yes
  Washer/Dryer Connection         Yes                                Yes

OCCUPANCY:                        95%                                90%
TRANSACTION DATA:
  Sale Date                       March, 2000                        October, 1999
  Sale Price ($)                  $3,150,000                         $14,650,000
  Grantor                         Edgemont Terrace Assoc.            Town and Country Trust
  Grantee                         Edgemont Apartments, LLC           Eagle Crest LLP
  Sale Documentation              Book 3186, Page 2084               Not available
  Verification                    Confidential                       Broker, CB Commercial
  Telephone Number                                                   Confidential
ESTIMATED PRO-FORMA:               Total $      $/Unit     $/SF        Total $         $/Unit    $/SF
  Potential Gross Income          $599,930      $7,142               $3,236,600        $6,916   $11.81
  Vacancy/Credit Loss             $      0      $    0               $  161,830        $  346   $ 0.59
  Effective Gross Income          $599,930      $7,142               $3,074,770        $6,570   $11.22
  Operating Expenses              $322,880      $3,844               $1,426,370        $3,048   $ 5.20
  Net Operating Income            $277,050      $3,298               $1,648,400        $3,522   $ 6.01
NOTES:                            A breakout of the unit mix was     The buyer projected spending
                                  not available. The units range     $1,200,000 for capital improvements;
                                  in size from a studio with 228     the purchase price is adjusted to
                                  SF to a three bedroom              $15,850,000
  PRICE PER UNIT                             $37,500                             $31,303
  PRICE PER SQUARE FOOT                                                          $ 53.45
  EXPENSE RATIO                                 53.8%                               46.4%
  EGIM                                          5.25                                4.76
  OVERALL CAP RATE                              8.80%                              11.25%
  Cap Rate based on Pro Forma
   or Actual Income?                          ACTUAL                              ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $31,303 to $61,000 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $48,833 to $63,135 per unit with a mean or average adjusted price of $53,993 per unit. The median adjusted price is $52,001 per unit. Based on the following analysis, we have concluded to a value of $52,000 per unit, which results in an "as is" value of $16,800,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

SALES ADJUSTMENT GRID

                                                                          COMPARABLE                COMPARABLE
DESCRIPTION                                    SUBJECT                       I - 1                     I - 2
---------------------------------------------------------------------------------------------------------------------
   Property Name                      Chambers Ridge              Brook at Colonial Park     Trexler Park Apartments

   Address                            5069 Stacey Drive           4212 Williamsburg Drive    5600 Tilghman Street

   City                               Harrisburg, Pennsylvania    Lower Paxton Township      Allentown
   Sale Date                                                      June, 2000                 March, 2000
   Sale Price ($)                                                 $20,200,000                $15,189,000
   Net Rentable Area (SF)             314,024                     514,808                    238,786
   Number of Units                    324                         626                        249
   Price Per Unit                                                 $32,268                    $61,000
   Year Built                         1974                        1966                       1970
   Land Area (Acre)                   25.3400                     38.8500                    11.0900
VALUE ADJUSTMENTS                            DESCRIPTION             DESCRIPTION       ADJ.     DESCRIPTION       ADJ.
   Property Rights Conveyed           Fee Simple Estate           Fee Simple Estate     0%   Fee Simple Estate     0%
   Financing                                                      Cash To Seller        0%   Cash To Seller        0%
   Conditions of Sale                                             Arm's Length          0%   Arm's Length          0%
   Date of Sale (Time)                                            06-2000              15%   03-2000              15%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                       $37,109                     $70,150
   Location                                                       Inferior              5%   Superior             -5%
   Number of Units                    324                         626                   0%   249                   0%
   Quality / Appeal                   Good                        Inferior             10%   Comparable            0%
   Age / Condition                    1974                        1966 / Average       10%   1970 / Very Good      0%
   Occupancy at Sale                  89%                         88%                   0%   99%                  -5%
   Amenities                          Good                        Comparable            0%   Comparable            0%
   Average Unit Size (SF)             969                         822                  10%   959                   0%
PHYSICAL ADJUSTMENT                                                                    35%                       -10%
FINAL ADJUSTED VALUE ($/UNIT)                                            $50,097                     $63,135

                                             COMPARABLE                  COMPARABLE
DESCRIPTION                                    I - 3                       I - 4
-----------------------------------------------------------------------------------------
   Property Name                      Edgemont Terrace           Union Deposit

   Address                            1515 Hill Road             1008 Eagle Crest Court

   City                               Reading                    Lower Paxton
   Sale Date                          March, 2000                October, 1999
   Sale Price ($)                     $3,150,000                 $14,650,000
   Net Rentable Area (SF)                                        274,098
   Number of Units                    84                         468
   Price Per Unit                     $37,500                    $31,303
   Year Built                         1965                       1975
   Land Area (Acre)                   4.5970                     21.1300
VALUE ADJUSTMENTS                        DESCRIPTION      ADJ.     DESCRIPTION       ADJ.
   Property Rights Conveyed           Fee Simple Estate     0%   Fee Simple Estate     0%
   Financing                          Cash To Seller        0%   Cash To Seller        0%
   Conditions of Sale                 Arm's Length          0%   Arm's Length          0%
   Date of Sale (Time)                03-2000              15%   10-1999              20%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $43,125                     $37,564
   Location                           Inferior             20%   Inferior              5%
   Number of Units                    84                  -15%   468                   0%
   Quality / Appeal                   Comparable            0%   Comparable            0%
   Age / Condition                    1965 / Good          10%   1975 / Average        0%
   Occupancy at Sale                  95%                  -5%   90%                   0%
   Amenities                          Inferior             15%   Comparable            0%
   Average Unit Size (SF)                                   0%   586                  25%
PHYSICAL ADJUSTMENT                                        25%                        30%
FINAL ADJUSTED VALUE ($/UNIT)                 $53,906                     $48,833

SUMMARY

VALUE RANGE (PER UNIT)                          $48,833    TO    $   63,135
MEAN (PER UNIT)                                 $53,993
MEDIAN (PER UNIT)                               $52,001
VALUE CONCLUSION (PER UNIT)                     $52,000

VALUE INDICATED BY SALES COMPARISON APPROACH                     $16,848,000
ROUNDED                                                          $16,800,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                            NOI PER UNIT COMPARISON

                              SALE PRICE                     NOI/          SUBJECT NOI
COMPARABLE       NO. OF       ----------                  -----------------------------     ADJUSTMENT      INDICATED
    NO.           UNITS       PRICE/UNIT        OAR        NOI/UNIT      SUBJ. NOI/UNIT       FACTOR       VALUE/UNIT
    ---           -----       ----------        ---        --------      --------------       ------       ----------
   I-1             626       $20,200,000      10.17%      $2,055,158       $ 1,380,368        1.298         $ 41,875
                             $    32,268                  $    3,283       $     4,260
   I-2             249       $15,189,000       8.50%      $1,291,065       $ 1,380,368        0.822         $ 50,122
                             $    61,000                  $    5,185       $     4,260
   I-3              84       $ 3,150,000       8.80%      $  277,050       $ 1,380,368        1.292         $ 48,440
                             $    37,500                  $    3,298       $     4,260
   I-4             468       $14,650,000      11.25%      $1,648,400       $ 1,380,368        1.210         $ 37,864
                             $    31,303                  $    3,522       $     4,260

                                   PRICE/UNIT

  Low          High      Average       Median
$37,864      $50,122     $44,575      $45,157

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $    48,000
Number of Units                                  324
Value Based on NOI Analysis              $15,552,000
                           Rounded       $15,600,000

The adjusted sales indicate a range of value between $37,864 and $50,122 per unit, with an average of $44,575 per unit. Based on the subject's competitive position within the improved sales, a value of $48,000 per unit is estimated. This indicates an "as is" market value of $15,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                             SALE PRICE
COMPARABLE      NO. OF      -----------      EFFECTIVE       OPERATING                        SUBJECT
    NO.         UNITS       PRICE/UNIT      GROSS INCOME     EXPENSE           OER          PROJECTED OER      EGIM
    ---         -----       ----------      ------------     -------           ---          -------------      ----
   I-1            626       $20,200,000      $3,950,387      $1,895,229         47.98%                         5.11
                            $    32,268
   I-2            249       $15,189,000
                            $    61,000
   I-3             84       $ 3,150,000      $  599,930      $  322,880         53.82%                         5.25
                                                                                                44.39%
                            $    37,500
   I-4            468       $14,650,000      $3,074,770      $1,426,370         46.39%                         4.76
                            $    31,303
   I-5

                                      EGIM

Low             High      Average     Median
4.76            5.25      5.04        5.11

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                  6.00
Subject EGI                              $2,627,774

Value Based on EGIM  Analysis            $15,766,646

                             Rounded     $15,800,000

                      Value Per Unit     $    48,765

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 44.39% before reserves. The comparable sales indicate a range of expense ratios from 46.39% to 53.82%, while their EGIMs range from 4.76 to 5.25. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $15,800,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $16,000,000.

                  Price Per Unit                       $16,800,000
                  NOI Per Unit                         $15,600,000
                  EGIM Analysis                        $15,800,000

                  Sales Comparison Conclusion          $16,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 25
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                       INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS
-----------------------------------------------------------------------------
                                                Average
                               Unit Area    -----------------
       Unit Type               (Sq. Ft.)    Per Unit   Per SF       %Occupied
       ---------               ---------    --------   ------       ---------
1Br/1Ba - (1A10)                   650        $ 592    $ 0.91          94.2%
1Br/1Ba - (1B10)                   768        $ 650    $ 0.85          95.0%
2Br/1.5Ba - (2A15)                1023        $ 688    $ 0.67          81.5%
2Br/2Ba - (2A20)                  1008        $ 759    $ 0.75          86.1%
2Br/2Ba - (2B20)                  1235        $ 787    $ 0.64          87.5%
3Br/2Ba - (2C20aka3C20)           1235        $ 829    $ 0.67          93.3%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                                  RENT ANALYSIS

                                                                                       COMPARABLE RENTS
                                                                    ------------------------------------------------------
                                                                           R-1            R-2          R-3          R-4
                                                                    ------------------------------------------------------
                                                                                                   Twins lakes
                                                                       Williamsburg     Camelot      Manor
                                                                         Estates        Village    Apartments    Pennswood
                                                                    ------------------------------------------------------
                                                SUBJECT   SUBJECT                      COMPARISON TO SUBJECT
                              SUBJECT UNIT      ACTUAL    ASKING    ------------------------------------------------------
DESCRIPTION                      TYPE            RENT      RENT     Slightly Superior   Inferior     Similar      Similar
--------------------------------------------------------------------------------------------------------------------------
Monthly Rent               1Br/1Ba - (1A10)     $   592   $   600        $   680                     $   580      $   545
Unit Area (SF)                                      650       650            700                         745          770
Monthly Rent Per Sq. Ft.                        $  0.91   $  0.92        $  0.97                     $  0.78      $  0.71

Monthly Rent               1Br/1Ba - (1B10)     $   650   $   739
Unit Area (SF)                                      768       768
Monthly Rent Per Sq. Ft.                        $  0.85   $  0.96

Monthly Rent               2Br/1.5Ba -          $   688   $   679        $   790                     $   645      $   635
Unit Area (SF)             (2A15)                 1,023     1,023            900                         890        1,000
Monthly Rent Per Sq. Ft.                        $  0.67   $  0.66        $  0.88                     $  0.72      $  0.64

Monthly Rent               2Br/2Ba - (2A20)     $   759   $   749                        $  665      $   680
Unit Area (SF)                                    1,008     1,008                           930          925
Monthly Rent Per Sq. Ft.                        $  0.75   $  0.74                        $ 0.72      $  0.74

Monthly Rent               2Br/2Ba - (2B20)     $   787   $   850                                    $   625      $   725
Unit Area (SF)                                    1,235     1,235                                        925        1,200
Monthly Rent Per Sq. Ft.                        $  0.64   $  0.69                                    $  0.68      $  0.60

Monthly Rent               3Br/2Ba -            $   829   $   909                        $  775                   $   825
Unit Area (SF)             (2C20aka3C20)          1,235     1,235                         1,045                     1,400
Monthly Rent Per Sq. Ft.                        $  0.67   $  0.74                        $ 0.74                   $  0.59

DESCRIPTION                  MIN       MAX      MEDIAN   AVERAGE
----------------------------------------------------------------
Monthly Rent               $   545   $   680   $   580   $   602
Unit Area (SF)                 700       770       745       738
Monthly Rent Per Sq. Ft    $  0.71   $  0.97   $  0.78   $  0.82

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft

Monthly Rent               $   635   $   790   $   645   $   690
Unit Area (SF)                 890     1,000       900       930
Monthly Rent Per Sq. Ft    $  0.64   $  0.88   $  0.72   $  0.75

Monthly Rent               $   665   $   680   $   673   $   673
Unit Area (SF)                 925       930       928       928
Monthly Rent Per Sq. Ft    $  0.72   $  0.74   $  0.73   $  0.73

Monthly Rent               $   625   $   725   $   675   $   675
Unit Area (SF)                 925     1,200     1,063     1,063
Monthly Rent Per Sq. Ft    $  0.60   $  0.68   $  0.64   $  0.64

Monthly Rent               $   775   $   825   $   800   $   800
Unit Area (SF)               1,045     1,400     1,223     1,223
Monthly Rent Per Sq. Ft    $  0.59   $  0.74   $  0.67   $  0.67

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                           Market Rent
                                            Unit Area   -----------------   Monthly      Annual
      Unit Type           Number of Units   (Sq. Ft.)   Per Unit   Per SF   Income       Income
-------------------------------------------------------------------------------------------------
1Br/1Ba - (1A10)                 52             650       $580     $ 0.89   $ 30,160   $  361,920
1Br/1Ba - (1B10)                 60             768       $640     $ 0.83   $ 38,400   $  460,800
2Br/1.5Ba - (2A15)               92           1,023       $675     $ 0.66   $ 62,100   $  745,200
2Br/2Ba - (2A20)                 36           1,008       $700     $ 0.69   $ 25,200   $  302,400
2Br/2Ba - (2B20)                 24           1,235       $790     $ 0.64   $ 18,960   $  227,520
3Br/2Ba - (2C20aka3C20)          60           1,235       $825     $ 0.67   $ 49,500   $  594,000
                                                                            ---------------------
                                                                   Total    $224,320   $2,691,840

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                  FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002         FISCAL YEAR 2003
-----------------------------------------------------------------------------------------------------------------------------------
                                       ACTUAL                    ACTUAL                    ACTUAL              MANAGEMENT BUDGET
-----------------------------------------------------------------------------------------------------------------------------------
DESCRIPTION                      TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
-----------------------------------------------------------------------------------------------------------------------------------
Revenues
   Rental Income              $2,331,347   $    7,196   $2,450,821   $    7,564   $2,451,458   $    7,566   $2,548,446   $    7,866

   Vacancy                    $   91,163   $      281   $  139,149   $      429   $  191,418   $      591   $  140,000   $      432
   Credit Loss/Concessions    $   44,377   $      137   $   53,069   $      164   $   40,536   $      125   $   63,888   $      197
                              -----------------------------------------------------------------------------------------------------
      Subtotal                $  135,540   $      418   $  192,218   $      593   $  231,954   $      716   $  203,888   $      629

   Laundry Income             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
   Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
   Other Misc. Revenue        $   43,677   $      135   $  100,611   $      311   $  227,325   $      702   $  177,725   $      549
                              -----------------------------------------------------------------------------------------------------
      Subtotal Other Income   $   43,677   $      135   $  100,611   $      311   $  227,325   $      702   $  177,725   $      549
                              -----------------------------------------------------------------------------------------------------

Effective Gross Income        $2,239,484   $    6,912   $2,359,214   $    7,282   $2,446,829   $    7,552   $2,522,283   $    7,785

Operating Expenses
   Taxes                      $  174,147   $      537   $  175,909   $      543   $  180,594   $      557   $  191,940   $      592
   Insurance                  $   41,519   $      128   $   63,499   $      196   $   52,459   $      162   $   55,815   $      172
   Utilities                  $  326,221   $    1,007   $  381,217   $    1,177   $  331,824   $    1,024   $  288,010   $      889
   Repair & Maintenance       $   38,416   $      119   $   43,428   $      134   $   37,366   $      115   $   50,425   $      156
   Cleaning                   $  122,939   $      379   $  166,921   $      515   $  188,244   $      581   $  211,880   $      654
   Landscaping                $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
   Security                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
   Marketing & Leasing        $   26,826   $       83   $   34,538   $      107   $   29,456   $       91   $   37,640   $      116
   General Administrative     $  305,601   $      943   $  279,294   $      862   $  226,431   $      699   $  263,122   $      812
   Management                 $  112,849   $      348   $  126,040   $      389   $  119,550   $      369   $  126,549   $      391
   Miscellaneous              $   18,406   $       57   $    9,386   $       29   $      963   $        3   $    1,732   $        5
                              -----------------------------------------------------------------------------------------------------

Total Operating Expenses      $1,166,924   $    3,602   $1,280,232   $    3,951   $1,166,887   $    3,602   $1,227,113   $    3,787

   Reserves                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                              -----------------------------------------------------------------------------------------------------

Net Income                    $1,072,560   $    3,310   $1,078,982   $    3,330   $1,279,942   $    3,950   $1,295,170   $    3,997

                                    ANNUALIZED 2003
----------------------------------------------------------------------------------------
                                     PROJECTION                  AAA PROJECTION
----------------------------------------------------------------------------------------
DESCRIPTION                      TOTAL      PER UNIT       TOTAL      PER UNIT       %
----------------------------------------------------------------------------------------
Revenues
   Rental Income              $2,534,912   $    7,824   $2,691,840   $    8,308   100.0%

   Vacancy                    $  339,236   $    1,047   $  188,429   $      582     7.0%
   Credit Loss/Concessions    $   74,524   $      230   $   53,837   $      166     2.0%
                              ---------------------------------------------------------
      Subtotal                $  413,760   $    1,277   $  242,266   $      748     9.0%

   Laundry Income             $        0   $        0   $        0   $        0     0.0%
   Garage Revenue             $        0   $        0   $        0   $        0     0.0%
   Other Misc. Revenue        $  210,696   $      650   $  178,200   $      550     6.6%
                              ---------------------------------------------------------
      Subtotal Other Income   $  210,696   $      650   $  178,200   $      550     6.6%
                              ---------------------------------------------------------

Effective Gross Income        $2,331,848   $    7,197   $2,627,774   $    8,110   100.0%

Operating Expenses
   Taxes                      $  185,756   $      573   $  189,540   $      585     7.2%
   Insurance                  $   56,436   $      174   $   55,080   $      170     2.1%
   Utilities                  $  630,356   $    1,946   $  304,560   $      940    11.6%
   Repair & Maintenance       $   55,656   $      172   $   56,700   $      175     2.2%
   Cleaning                   $  136,460   $      421   $  168,480   $      520     6.4%
   Landscaping                $        0   $        0   $        0   $        0     0.0%
   Security                   $        0   $        0   $        0   $        0     0.0%
   Marketing & Leasing        $   18,224   $       56   $   32,400   $      100     1.2%
   General Administrative     $  245,912   $      759   $  226,800   $      700     8.6%
   Management                 $  120,108   $      371   $  131,389   $      406     5.0%
   Miscellaneous              $    1,448   $        4   $    1,458   $        5     0.1%
                              ---------------------------------------------------------

Total Operating Expenses      $1,450,356   $    4,476   $1,166,407   $    3,600    44.4%

   Reserves                   $        0   $        0   $   81,000   $      250     6.9%
                              ---------------------------------------------------------

Net Income                    $  881,492   $    2,721   $1,380,368   $    4,260    52.5%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.    INCOME CAPITALIZATION APPROACH PAGE 29
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                        CAPITALIZATION RATES
                 GOING-IN                   TERMINAL
            ---------------------      ------------------
            LOW            HIGH        LOW         HIGH
            ---            ----        ---         ----
RANGE       6.00%          10.00%      7.00%       10.00%
AVERAGE            8.14%                     8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                      SUMMARY OF OVERALL
                     CAPITALIZATION RATES
-------------------------------------------------------------
COMP. NO.      SALE DATE     OCCUP.     PRICE/UNIT       OAR
---------      ---------     ------     ----------       ---
   I-1           Jun-00        88%       $ 32,268      10.17%
   I-2           Mar-00        99%       $ 61,000       8.50%
   I-3           Mar-00        95%       $ 37,500       8.80%
   I-4           Oct-99        90%       $ 31,303      11.25%
   I-5                                                  N/A
                                              High     11.25%
                                               Low      8.50%
                                           Average      9.68%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $15,600,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA


DISCOUNTED CASH FLOW ANALYSIS

                                 CHAMBERS RIDGE

                YEAR                   APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
            FISCAL YEAR                   1              2              3              4              5               6
----------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,691,840     $2,772,595     $2,855,773     $2,941,446     $3,029,690     $3,120,580

  Vacancy                             $  188,429     $  194,082     $  199,904     $  205,901     $  212,078     $  218,441
  Credit Loss                         $   53,837     $   55,452     $   57,115     $   58,829     $   60,594     $   62,412
  Concessions                         $        0     $        0     $        0     $        0     $        0     $        0
                                      ----------     ----------     ----------     ----------     ----------     ----------
    Subtotal                          $  242,266     $  249,534     $  257,020     $  264,730     $  272,672     $  280,852

  Laundry Income                      $        0     $        0     $        0     $        0     $        0     $        0
  Garage Revenue                      $        0     $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue                 $  178,200     $  183,546     $  189,052     $  194,724     $  200,566     $  206,583
                                      ----------     ----------     ----------     ----------     ----------     ----------
       Subtotal Other Income          $  178,200     $  183,546     $  189,052     $  194,724     $  200,566     $  206,583

                                      ----------     ----------     ----------     ----------     ----------     ----------
EFFECTIVE GROSS INCOME                $2,627,774     $2,706,608     $2,787,806     $2,871,440     $2,957,583     $3,046,311

OPERATING EXPENSES:
  Taxes                               $  189,540     $  195,226     $  201,083     $  207,115     $  213,329     $  219,729
  Insurance                           $   55,080     $   56,732     $   58,434     $   60,187     $   61,993     $   63,853
  Utilities                           $  304,560     $  313,697     $  323,108     $  332,801     $  342,785     $  353,069
  Repair & Maintenance                $   56,700     $   58,401     $   60,153     $   61,958     $   63,816     $   65,731
  Cleaning                            $  168,480     $  173,534     $  178,740     $  184,103     $  189,626     $  195,314
  Landscaping                         $        0     $        0     $        0     $        0     $        0     $        0
  Security                            $        0     $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing                 $   32,400     $   33,372     $   34,373     $   35,404     $   36,466     $   37,560
  General Administrative              $  226,800     $  233,604     $  240,612     $  247,830     $  255,265     $  262,923
  Management                          $  131,389     $  135,330     $  139,390     $  143,572     $  147,879     $  152,316
  Miscellaneous                       $    1,458     $    1,502     $    1,547     $    1,593     $    1,641     $    1,690

                                      ----------     ----------     ----------     ----------     ----------     ----------
TOTAL OPERATING EXPENSES              $1,166,407     $1,201,399     $1,237,441     $1,274,564     $1,312,801     $1,352,185

  Reserves                            $   81,000     $   83,430     $   85,933     $   88,511     $   91,166     $   93,901

                                      ----------     ----------     ----------     ----------     ----------     ----------
NET OPERATING INCOME                  $1,380,368     $1,421,779     $1,464,432     $1,508,365     $1,553,616     $1,600,224

  Operating Expense Ratio (% of EGI)        44.4%          44.4%          44.4%          44.4%          44.4%          44.4%
  Operating Expense Per Unit          $    3,600     $    3,708     $    3,819     $    3,934     $    4,052     $    4,173

                YEAR                  APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
            FISCAL YEAR                   7              8              9             10             11
-----------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                          $3,214,198     $3,310,624     $3,409,942     $3,512,241     $3,617,608

  Vacancy                            $  224,994     $  231,744     $  238,696     $  245,857     $  253,233
  Credit Loss                        $   64,284     $   66,212     $   68,199     $   70,245     $   72,352
  Concessions                        $        0     $        0     $        0     $        0     $        0
                                     ----------     ----------     ----------     ----------     ----------
    Subtotal                         $  289,278     $  297,956     $  306,895     $  316,102     $  325,585

  Laundry Income                     $        0     $        0     $        0     $        0     $        0
  Garage Revenue                     $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue                $  212,780     $  219,164     $  225,738     $  232,511     $  239,486
                                     ----------     ----------     ----------     ----------     ----------
       Subtotal Other Income         $  212,780     $  219,164     $  225,738     $  232,511     $  239,486

                                     ----------     ----------     ----------     ----------     ----------
EFFECTIVE GROSS INCOME               $3,137,700     $3,231,831     $3,328,786     $3,428,650     $3,531,509

OPERATING EXPENSES:
  Taxes                              $  226,321     $  233,110     $  240,104     $  247,307     $  254,726
  Insurance                          $   65,768     $   67,741     $   69,774     $   71,867     $   74,023
  Utilities                          $  363,661     $  374,570     $  385,807     $  397,382     $  409,303
  Repair & Maintenance               $   67,703     $   69,734     $   71,826     $   73,981     $   76,200
  Cleaning                           $  201,174     $  207,209     $  213,425     $  219,828     $  226,423
  Landscaping                        $        0     $        0     $        0     $        0     $        0
  Security                           $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing                $   38,687     $   39,848     $   41,043     $   42,275     $   43,543
  General Administrative             $  270,811     $  278,935     $  287,303     $  295,923     $  304,800
  Management                         $  156,885     $  161,592     $  166,439     $  171,432     $  176,575
  Miscellaneous                      $    1,741     $    1,793     $    1,847     $    1,902     $    1,959

                                     ----------     ----------     ----------     ----------     ----------
TOTAL OPERATING EXPENSES             $1,392,751     $1,434,533     $1,477,569     $1,521,896     $1,567,553

  Reserves                           $   96,718     $   99,620     $  102,608     $  105,687     $  108,857

                                     ----------     ----------     ----------     ----------     ----------
NET OPERATING INCOME                 $1,648,231     $1,697,678     $1,748,608     $1,801,067     $1,855,099

  Operating Expense Ratio (% of EGI)       44.4%          44.4%          44.4%          44.4%          44.4%
  Operating Expense Per Unit         $    4,299     $    4,428     $    4,560     $    4,697     $    4,838

Estimated Stabilized NOI         $1,380,368         Sales Expense Rate         2.00%
Months to Stabilized                      1         Discount Rate             11.50%
Stabilized Occupancy                   93.0%        Terminal Cap Rate         10.00%

Gross Residual Sale Price        $18,550,987        Deferred Maintenance                  $         0
  Less: Sales Expense            $   371,020        Add: Excess Land                      $         0
                                 -----------
Net Residual Sale Price          $18,179,968        Other Adjustments                     $         0
                                                                                          -----------
PV of Reversion                  $ 6,121,311        Value Indicated By "DCF"              $15,572,619
Add: NPV of NOI                  $ 9,451,308                             Rounded          $15,600,000
                                 -----------
PV Total                         $15,572,619

                          "DCF" VALUE SENSITIVITY TABLE

                                                                       DISCOUNT RATE
                                 ---------------------------------------------------------------------------------------
        TOTAL VALUE                 11.00%             11.25%             11.50%            11.75%              12.00%
------------------------------------------------------------------------------------------------------------------------
 TERMINAL CAP RATE    9.50%      $16,416,162        $16,152,625        $15,894,793        $15,642,523        $15,395,676
                      9.75%      $16,243,350        $15,983,657        $15,729,575        $15,480,964        $15,237,688
                     10.00%      $16,079,178        $15,823,137        $15,572,619        $15,327,484        $15,087,599
                     10.25%      $15,923,015        $15,670,448        $15,423,318        $15,181,490        $14,944,831
                     10.50%      $15,774,287        $15,525,029        $15,281,128        $15,042,449        $14,808,863

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                        CHAMBERS RIDGE

                                                      TOTAL        PER SQ. FT.      PER UNIT    %OF EGI
-------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                                         $ 2,691,840       $ 8.57          $ 8,308

 Less: Vacancy & Collection Loss        9.00%      $   242,266       $ 0.77          $   748

 Plus: Other Income
  Laundry Income                                   $         0       $ 0.00          $     0      0.00%
  Garage Revenue                                   $         0       $ 0.00          $     0      0.00%
  Other Misc. Revenue                              $   178,200       $ 0.57          $   550      6.78%
                                                   ---------------------------------------------------
   Subtotal Other Income                           $   178,200       $ 0.57          $   550      6.78%

EFFECTIVE GROSS INCOME                             $ 2,627,774       $ 8.37          $ 8,110

OPERATING EXPENSES:
 Taxes                                             $   189,540       $ 0.60          $   585      7.21%
 Insurance                                         $    55,080       $ 0.18          $   170      2.10%
 Utilities                                         $   304,560       $ 0.97          $   940     11.59%
 Repair & Maintenance                              $    56,700       $ 0.18          $   175      2.16%
 Cleaning                                          $   168,480       $ 0.54          $   520      6.41%
 Landscaping                                       $         0       $ 0.00          $     0      0.00%
 Security                                          $         0       $ 0.00          $     0      0.00%
 Marketing & Leasing                               $    32,400       $ 0.10          $   100      1.23%
 General Administrative                            $   226,800       $ 0.72          $   700      8.63%
 Management                             5.00%      $   131,389       $ 0.42          $   406      5.00%
 Miscellaneous                                     $     1,458       $ 0.00          $     5      0.06%

TOTAL OPERATING EXPENSES                           $ 1,166,407       $ 3.71          $ 3,600     44.39%

 Reserves                                          $    81,000       $ 0.26          $   250      3.08%
                                                   ---------------------------------------------------
NET OPERATING INCOME                               $ 1,380,368       $ 4.40          $ 4,260     52.53%


 "GOING IN" CAPITALIZATION RATE                           9.00%

 VALUE INDICATION                                  $15,337,419       $48.84          $47,338

 "AS IS" VALUE INDICATION
  (DIRECT CAPITALIZATION APPROACH)                 $15,337,419


                         ROUNDED                   $15,300,000       $48.72          $47,222

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE         VALUE          ROUNDED       $/UNIT        $/SF
--------         -----          -------       ------        ----
  8.25%       $16,731,729     $16,700,00     $51,543       $53.18
  8.50%       $16,239,620     $16,200,00     $50,000       $51.59
  8.75%       $15,775,631     $15,800,00     $48,765       $50.31
  9.00%       $15,337,419     $15,300,00     $47,222       $48.72
  9.25%       $14,922,894     $14,900,00     $45,988       $47.45
  9.50%       $14,530,186     $14,500,00     $44,753       $46.17
  9.75%       $14,157,617     $14,200,00     $43,827       $45.22

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $15,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

          Discounted Cash Flow Analysis             $15,600,000
          Direct Capitalization Method              $15,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $15,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 36
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                        RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                Not Utilized
Sales Comparison Approach                    $16,000,000
Income Approach                              $15,500,000
Reconciled Value                             $15,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of June 1, 2003 the market value of the fee simple estate in the property is:

                                  $15,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                             [SUBJECT PHOTOGRAPHS]

           [PICTURE]                              [PICTURE]

ENTRANCE VIEW OF SUBJECT PROPERTY               EXTERIOR VIEW

           [PICTURE]                                      [PICTURE]

EXTERIOR BUILDINGS AND PARKING AREA                CLUB HOUSE AND POOL AREA

           [PICTURE]

         TENNIS COURTS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA


                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1                 COMPARABLE I-2             COMPARABLE I-3
 BROOK AT COLONIAL PARK        TREXLER PARK APARTMENTS        EDGEMONT TERRACE
4212 Williamsburg Drive         5600 Tilghman Street           1515 Hill Road
 Lower Paxton Township                Allentown                   Reading

       [PICTURE]                      [PICTURE]                   [PICTURE]

    COMPARABLE I-4                  COMPARABLE I-5                  N/A
    UNION DEPOSIT
1008 Eagle Crest Court
     Lower Paxton
         N/A                             N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                    SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                             COMPARABLE                        COMPARABLE
      DESCRIPTION                         SUBJECT                               R - 1                             R - 2
------------------------------------------------------------------------------------------------------------------------------------
  Property Name          Chambers Ridge                            Williamsburg Estates              Camelot Village
  Management Company     AIMCO                                     Beacon Residential                PMI
LOCATION:
  Address                5069 Stacey Drive                         500 Beacon Drive                  2161 Camelot Drive
  City, State            Harrisburg, Pennsylvania                  Harrisburg, Pennsylvania          Harrisburg, Pennsylvania
  County                 Dauphin                                   Dauphin                           Dauphin
  Proximity to Subject                                             Four miles north of the subject   Five miles north of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF) 314,024                                   Not available                     Not available
  Year Built             1974                                      1978                              1974
  Effective Age          13                                        5                                 20
  Building Structure     Stucco exterior                           Vinyl siding,                     Brick & wood siding walls;
   Type                                                             asphalt shingle roof              asphalt shingle roof
  Parking Type (Gr.,
  Cov., etc.)            Open                                      Open                              Open, Covered
  Number of Units        324                                       252+                              256
  Unit Mix:                    Type            Unit  Qty.  Mo. Rent       Type     Unit Qty.  Mo.        Type       Unit  Qty.  Mo.
                         1 1Br/1Ba - (1A10)     650   52    $592   1 1BD/1BA        700  128   $680  4 2BD/2BA       930  252  $665
                         2 1Br/1Ba - (1B10)     768   60    $650   3 2BD/1BA        900  124   $790  6 3BD/2BA     1,045    4  $775
                         3 2Br/1.5Ba - (2A15) 1,023   92    $688
                         4 2Br/2Ba - (2A20)   1,008   36    $759
                         5 2Br/2Ba - (2B20)   1,235   24    $787
                         6 3Br/2Ba -
                           (2C20aka3C20)      1,235   60    $829

  Average Unit Size (SF) 969                                       798                               932
  Unit Breakdown:           Efficiency    0%   2-Bedroom 47%          Efficiency   0% 2-Bedroom 49%      Efficiency 0% 2-Bedroom 98%
                            1-Bedroom    37%   3-Bedroom 18%          1-Bedroom   51% 3-Bedroom  0%      1-Bedroom  0% 3-Bedroom  2%
CONDITION:               Average                                   Very Good                         Fair
APPEAL:                  Average                                   Very Good                         Fair
AMENITIES:
  Unit Amenities          X   Attach.        X    Vaulted Ceiling        Attach.     Vaulted Ceiling      Attach.         Vaulted
                              Garage                                     Garage                           Garage          Ceiling
                          X   Balcony        X    W/D Connect.      X    Balcony   X W/D Connect.     X   Balcony     X   W/D
                                                                                                                          Connect.
                          X   Fireplace                                  Fireplace                        Fireplace
                          X   Cable TV                              X    Cable TV                     X   Cable
                              Ready                                      Ready                            TV Ready
  Project Amenities       X   Swimming Pool                         X    Swimming                     X   Swimming
                                                                         Pool                             Pool
                              Spa/Jacuzzi         Car Wash               Spa/Jacuzzi Car Wash             Spa/Jacuzzi Car Wash
                          X   Basketball          BBQ Equipment     X    Basketball  BBQ Equipment    X   Basketball  Xl  BBQ
                              Court                                      Court                            Court           Equipment
                              Volleyball          Theater Room      X    Volleyball  Theater Room          Volleyball      Theater
                              Court                                      Court                            Court           Room
                              Sand Volley    X    Meeting Hall      X    Sand      X Meeting Hall         Sand        X   Meeting
                              Ball                                       Volley                           Volley          Hall
                                                                         Ball                             Ball
                          X   Tennis Court        Secured Parking   X    Tennis     Secured Parking   X   Tennis          Secured
                                                                         Court                            Court           Parking
                              Racquet Ball   X    Laundry Room           Racquet  X Laundry Room          Racquet     X   Laundry
                                                                         Ball                             Ball            Room
                              Jogging Track  X    Business Office        Jogging  X Business              Jogging     X   Business
                                                                         Track      Office                Track           Office
                          X   Gym Room                              X    Gym Room                     X   Gym Room

OCCUPANCY:               89%                                       90%                               97%
LEASING DATA:
  Available Leasing      6 to 12                                   12 Months                         Month-to-month,
  Terms                  Months                                                                      to 12 months
  Concessions            None                                      None                              None
  Pet Deposit            Pets are not                              $200                              $200
                         allowed
  Utilities Paid by      X   Electric       X    Natural Gas        X     Electric X Natural Gas      X    Electric   X   Natural
  Tenant:                                                                                                                   Gas
                         X   Water          X    Trash              X     Water    X Trash                 Water      X   Trash
  Confirmation           May 26, 2003; Marion Wolfe (Property      May 26, 2003;                     May 26, 2003;
                         Manager)                                  leasing agent                     Julie Ramsey
  Telephone Number       (717) 564 - 6660                          (717) 652 - 8457                  (717) 652-8450
NOTES:                                                             Units have a more modern          The complex presents a
                                                                   and upscale                       dated appearance. The
                                                                   appearance than the               surrounding area is
                                                                   subject. The site is              more developed than the
                                                                   located in a more                 subject neighborhood.
                                                                   developed area and near           The complex is located
                                                                   an office park.                   on a busy road.

COMPARISON TO                                                      Slightly                          Inferior
SUBJECT:                                                           Superior

                                          COMPARABLE                              COMPARABLE
      DESCRIPTION                           R - 3                                   R - 4
------------------------------------------------------------------------------------------------------------------------------------
  Property Name             Twins lakes Manor Apartments             Pennswood
  Management Company        PMI                                      Jager Development Corporation
LOCATION:
  Address                   4405 A-Union Deposit Road                4913 Wynnewood Road
  City, State               Harrisburg, Pennsylvania                 Harrisburg, Pennsylvania
  County                    Dauphin                                  Dauphin
  Proximity to Subject      Three miles north of                     Four miles north
                            the subject                              of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)    Not available                            Not
                                                                     available
  Year Built                1974                                     1975
  Effective Age             15                                       15
  Building Structure Type   Brick walls; asphalt                     Brick & wood siding walls;
                            shingle roof                             asphalt shingle roof
  Parking Type (Gr., Cov.,  Open                                     Garage,
  etc.)                                                              Open, Covered
  Number of Units           360                                      Unk.
  Unit Mix:                    Type         Unit  Qty.  Mo.             Type          Unit   Qty.   Mo.
                            1 1BD/1BH       745        $580          1 1BD/1BA          770        $545
                            3 2BD/1BH       890        $645          3 2BD/1BA        1,000        $635
                            5 2BD/2BH       925        $625          5 2BD/1.5 BA TH  1,200        $725
                            4 2BD/2BH       925        $680          6 3BD/1.5BA TH   1,400        $825
  Average Unit Size (SF)
  Unit Breakdown:             Efficiency  0%  2-Bedroom 0%             Efficiency0% 2-Bedroom         0%
                              1-Bedroom   0%  3-Bedroom 0%             1-Bedroom 0% 3-Bedroom         0%
CONDITION:                  Good                                     Slightly
                                                                     Superior
APPEAL:                     Good                                     Good
AMENITIES:
  Unit Amenities                   Attach.        Vaulted Ceiling           Attach.           Vaulted
                                   Garage                                   Garage            Ceiling
                              X    Balcony     X  W/D Connect.          X   Balcony        X  W/D Connect.
                                   Fireplace                                Fireplace
                              X    Cable TV                             X   Cable TV
                                   Ready                                    Ready
  Project Amenities           X    Swimming                             X   Swimming
                                   Pool                                     Pool
                                   Spa/Jacuzzi    Car                       Spa/Jacuzzi
                                                  Wash                      Car               Wash
                              X    Basketball     BBQ Equipment         X   Basketball        BBQ Equipment
                                   Court                                    Court
                                   Volleyball     Theater Room              Volleyball        Theater Room
                                   Court                                    Court
                                   Sand        X  Meeting Hall              Sand           X  Meeting Hall
                                   Volley Ball                              Volley Ball
                                   Tennis         Secured Parking       X   Tennis            Secured
                                   Court                                    Court             Parking
                                   Racquet     X  Laundry Room              Racquet        X  Laundry Room
                                   Ball                                     Ball
                                   Jogging     X  Business Office           Jogging        X  Business
                                   Track                                    Track             Office
                                   Gym Room                             X   Gym Room
OCCUPANCY:                    92%                                      93%
LEASING DATA:
  Available Leasing Terms   6 to 12 Months                           6 to 12
                                                                     Months
  Concessions               None                                     None
  Pet Deposit               $200                                     $200
  Utilities Paid by Tenant:   X  Electric    X  Natural Gas            X  Electric       X  Natural Gas
                              X  Water       X  Trash                  X  Water          X  Trash
  Confirmation              May 26, 2003; leasing                    May 26, 2003;
                            agent                                    leasing agent
  Telephone Number          (717) 564-6693                           (717) 625-4900
NOTES:                      The complex is located along             The complex is located in a more
                            a busy road and  within close            developed area than the subject.
                            proximity to an interstate highway and
                            retail services.

                            Individual unit counts were not
                            available.

  COMPARISON TO SUBJECT:    Similar                                  Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1            COMPARABLE R-2              COMPARABLE R-3

  WILLIAMSBURG ESTATES        CAMELOT VILLAGE       TWINS LAKES MANOR APARTMENTS
    500 Beacon Drive         2161 Camelot Drive      4405 A-Union Deposit Road
Harrisburg, Pennsylvania  Harrisburg, Pennsylvania    Harrisburg, Pennsylvania

       [PICTURE]                  [PICTURE]                   [PICTURE]

     COMPARABLE R-4

       PENNSWOOD
  4913 Wynnewood Road               [N/A]
Harrisburg, Pennsylvania

       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                           EXHIBIT C
              ASSUMPTIONS AND LIMITING CONDITIONS

                           (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA



It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Brian Johnson, MAI provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.
                                                   -s- Frank Fehribach
                                                ----------------------------
                                                   Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                        Pennsylvania Certified General Appraiser
                                                          #GA003334

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation      Mr. Fehribach has experience in valuations for resort hotels;
                 Class A office buildings; Class A multifamily complexes;
                 industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                 Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION        University of Texas - Arlington
                    Master of Science - Real Estate
                 University of Dallas
                    Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE            State of Arizona
CERTIFICATIONS      Certified General Real Estate Appraiser, #30828
                 State of Arkansas
                    State Certified General Appraiser, #CG1387N
                 State of Colorado
                    Certified General Appraiser, #CG40000445
                 State of Georgia
                    Certified General Real Property Appraiser, #218487
                 State of Michigan
                    Certified General Appraiser, #1201008081
                 State of Texas
                    Real Estate Salesman License, #407158 (Inactive)
                 State of Texas
                    State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS      Candidate Member of the CCIM Institute pursuing Certified
                  Commercial Investment Member (CCIM) designation

 PUBLICATIONS     "An Analysis of the Determinants of Industrial Property
                  Valuation," Co-authored with Dr. Ronald C. Rutherford and Dr.
                  Mark Eakin, The Journal of Real Estate Research, Vol. 8, No.
                  3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
CHAMBERS RIDGE, HARRISBURG, PENNSYLVANIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.